UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2006
RELIV’ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-11768	37-1172917
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 537-9715
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry Into A Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements And Exhibits
SIGNATURES
EXHIBIT INDEX
Underwriting Agreement
Press Release

Item 1.01 Entry Into A Material Definitive Agreement.
     On April 5, 2006, Reliv’ International, Inc. (the “Company”) commenced a public offering of 2,000,000 shares of its common stock at a price per share of $11.25. The offering consists of 1,200,000 shares of common stock offered by the Company, for gross proceeds of approximately $13.5 million, and 800,000 shares of common stock offered by selling shareholders identified in the prospectus relating to the offering filed with the Securities and Exchange Commission for gross proceeds of approximately $9.0 million.
     The Company estimates net proceeds to the Company from the offering to be approximately $12.0 million after deducting underwriting discounts and the estimated costs associated with the offering. Net proceeds to the selling shareholders after deducting underwriting discounts are estimated to be approximately $8.5 million. Certain of the selling shareholders have granted the underwriters an option to purchase up to an additional 300,000 shares to cover over-allotments, if any.
     In connection with this offering, the Company, the selling shareholders and Canaccord Adams Inc., Avondale Partners, LLC and The Seidler Companies Incorporated, as representatives of the several underwriters, have entered into an Underwriting Agreement, a copy of which is filed as Exhibit 10.1 to this current report and is incorporated by reference into this report.
Item 8.01 Other Events.
     On April 5, 2006, the Company issued a press release announcing the commencement of a public offering. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference into this report.
Item 9.01 Financial Statements And Exhibits.
(c) Exhibits.
The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Reliv’ International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on April 6, 2006.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright
Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Underwriting Agreement dated April 5, 2006

99.1	Press release dated April 5, 2006

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